QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

March 19, 2004

C 29003-00757

(949) 451-3800

(949) 451-4220

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503-5527

  Re:
  Fleetwood Enterprises, Inc.
  Registration Statement on Form S-3

Ladies and Gentlemen:

        As counsel for Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"), we are familiar with the Company's registration statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of the resale by the selling holders of $100,000,000 aggregate principal amount of the Company's senior debt securities designated as 5.00% Convertible Senior Subordinated Debentures due 2023 (the "Debentures") and the shares of common stock, par value $1.00 per share of the Company (the "Common Stock") issuable upon conversion of the Debentures (the "Shares"). The Debentures and the Shares are being registered pursuant to the Registration Rights Agreement, dated as of December 22, 2003 between the Company and Lehman Brothers Inc., the initial purchaser of the Debentures. The Registration Rights Agreement is filed as Exhibit 4.9 to the Registration Statement.

        The Debentures were issued pursuant to the Indenture, dated as of December 22, 2003 (the "Indenture"), by and between the Company and The Bank of New York, a New York banking corporation, as Trustee.

        We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Debentures and the Shares issuable upon conversion of the Debentures. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

        In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) that such documents are binding on all persons (other than the Company) signing such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

        On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

          1.     The Debentures are valid and binding obligations of the Company.

          2.     The Shares issuable upon conversion of the Debentures, when issued in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and nonassessable.

        The foregoing opinions are subject to the following exceptions, qualifications and limitations:

          A.    Our opinion in paragraph 1 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers or preferential transfers), and (ii) general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether enforceability is considered in a proceeding at law or in equity.

          B.    Our opinion in paragraph 2 above relates to (i) the 5,995,885 Shares initially issuable upon conversion of the Debentures; and (ii) assuming the Company obtains the stockholder approval necessary to increase its authorized capital as proposed by the Company in its Proxy Statement dated March 5, 2004, any additional Shares that are issuable upon conversion of the Debentures thereafter pursuant to the terms of the Debentures and the Indenture.

          C.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America, the State of New York, and, for purposes of paragraph 2 only, the Delaware General Corporation Law (the "DGCL"). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions indicated in the prior sentence. This opinion is limited to the effect of the current state of the laws of the United States of America and the State of New York, and, to the limited extent set forth above, the DGCL, and the facts as they currently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

          D.    We express no opinion regarding any (i) waiver of stay, extension or usury laws or unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution to the extent that such provisions may be held as contrary to federal or state securities laws or public policy.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP

QuickLinks

  EXHIBIT 5.1